UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2010 (February 8, 2010)

FREESCALE SEMICONDUCTOR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32241	20-0443182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of Principal Executive Offices, including Zip Code)

(512) 895-2000

(Registrant’s telephone number, including area code)

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events.

Item 8.01	Other Events.

On March 25, 2009, a group of lenders under the senior secured credit facility (the “Credit Facility”) of Freescale Semiconductor, Inc. (“Freescale”), filed a complaint against Freescale challenging our issuance of incremental term loans under the Credit Facility. Our Annual Report on Form 10-K filed with the Securities Exchange Commission on February 5, 2010 contains more details on the allegations and the procedural history of the case throughout 2009. On January 26, 2010, the New York state appellate court ordered the trial court proceedings stayed pending the disposition of Freescale’s appeal from the denial of its motion to dismiss the case, which was denied by the trial court, provided that the plaintiffs could petition the appellate court to vacate the stay in the event that Freescale issues new debt. On February 4, 2010, we disclosed on a Form 8-K that we intend to seek amendments to the Credit Facility and to issue senior secured notes to repay a portion of the Credit Facility. On February 5, 2010, the plaintiffs filed a motion with the appellate court seeking to vacate the stay of trial court proceedings and to enjoin Freescale from continuing the transactions announced February 4, 2010 until the plaintiffs obtain a ruling on a temporary restraining order to be filed in the trial court if the stay is lifted. We agreed to an expedited briefing process on plaintiffs’ motion, with all briefing to be completed by Tuesday, February 9, 2010. We do not know when the appellate court will rule on plaintiffs’ motion, or, if the appellate court lifts the stay, when the trial court might rule on a temporary restraining order. If a court enjoins us from pursuing the proposed transactions, we will be forced to delay or withdraw the proposed amendment to the Credit Facility and any offering of senior secured notes. We believe that all claims made by the lenders are without merit and we are vigorously defending this action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Dathan C. Voelter
Name:	Dathan C. Voelter
Title:	Assistant Secretary

Date: February 8, 2010